Exhibit 3.1

AMENDMENT TO THE BYLAWS

OF

MYOS CORPORATION

(a Nevada corporation)

December 17, 2015

This Amendment (the “Amendment”) to the Bylaws of MYOS Corporation, a Nevada corporation (the “Corporation”), hereby amends the Bylaws currently in effect as follows:

1. Section 2.01 is hereby amended and restated in its entirety to read as follows:

“Section 2.01 Number, Tenure, and Qualification. Except as otherwise provided herein or in the Articles of Incorporation, the Board of Directors shall consist of one or more members, and the number of the directors of the corporation shall be determined solely in the discretion of the Board of Directors. The directors shall be elected at the annual meeting of the stockholders of the corporation and shall hold office for one (1) year or until his or her successor or successors are elected and qualify. A director need not be a stockholder of the corporation.”

2. Except as expressly modified hereby, the Bylaws and all the provisions contained therein shall remain in full force and effect. The Bylaws and this Amendment shall be read and construed together as a single instrument.

The undersigned hereby certifies that the foregoing is a true and correct copy of the Amendment, as adopted and approved by the Board of Directors of the Corporation effective as of the date set forth above.

/s/ Joseph C. DosSantos
Name: Joseph C. DosSantos Title: Chief Financial Officer